Exhibit 99.1

Fulcrum Therapeutics Announces Recent Business Highlights and Financial Results

for Second Quarter 2025

― Announced results from the 12 mg dose cohort (n=16) of the Phase 1b PIONEER trial of pociredir in sickle cell disease (SCD); pociredir was generally well-tolerated with no treatment-related serious adverse events (SAEs) ―

― Observed robust and rapid pan-cellular increases in fetal hemoglobin (HbF); meaningful improvements in key markers of hemolysis and anemia; encouraging trends in vaso-occlusive crises (VOCs) ―

― On track to provide clinical data from the 20 mg dose cohort by the end of 2025 ―

― Ended Q2 2025 with $214.1 million in cash, cash equivalents, and marketable securities; cash runway into 2028 ―

CAMBRIDGE, Mass., – July 29, 2025 – Fulcrum Therapeutics, Inc.® (Fulcrum) (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases, today reported financial results for the second quarter of 2025 and provided a business update.

“Fulcrum has made substantial progress this quarter, having reported very promising results from the 12 mg cohort of the PIONEER trial,” said Alex C. Sapir, Fulcrum’s President and Chief Executive Officer. “We believe that this data demonstrates that pociredir has the potential to increase fetal hemoglobin to levels that could ameliorate SCD symptomology and transform the standard of care with a once daily oral treatment option. We look forward to reporting the 20 mg data later this year and progressing pociredir into later-stage development.”

Recent Business Highlights

•
Announced results from the 12 mg dose cohort of the PIONEER trial, following conclusion of the 12-week treatment period. Results included a robust mean increase of 8.6% in HbF, evidence of pan-cellular induction of HbF shown by a mean of 67% F-cells, improvements in markers of hemolysis and a 0.9 g/dL increase in total hemoglobin, and encouraging trends in VOC reductions. Pociredir was generally well-tolerated, with no drug-related SAEs and no discontinuations due to treatment-emergent adverse events through the completion of the 12 mg dose cohort. In addition, all treatment-related AEs through completion of the 12 mg dose cohort were Grade 1.
•
The 20 mg dose cohort is ongoing, and Fulcrum plans to share data from this cohort by the end of 2025.
•
Two abstracts were presented at the 2025 European Hematology Association (EHA) Congress in Milan, Italy, which took place June 12-15, 2025. The abstracts highlight preclinical target engagement and gene expression reversibility data of pociredir and clinical data from our previously completed Phase 1 healthy volunteer study.
•
Fulcrum continues to advance its program for the potential treatment of inherited aplastic anemias, such as Diamond-Blackfan anemia (DBA), Shwachman-Diamond syndrome, and Fanconi anemia, and plans to submit an investigational new drug application (IND) for DBA during the fourth quarter of 2025.

Second Quarter 2025 Financial Results

•
Cash Position: As of June 30, 2025, cash, cash equivalents, and marketable securities were $214.1 million, as compared to $241.0 million as of December 31, 2024. The decrease of $26.9 million is primarily due to cash used to fund operating activities in 2025.
•
Collaboration Revenue: Collaboration revenue was zero for the three months ended June 30, 2025, as compared to $80.0 million for the three months ended June 30, 2024. The decrease of $80.0 million was primarily due to the recognition of the $80.0 million upfront license payment received from Sanofi during the second quarter of 2024.
•
R&D Expenses: Research and development expenses were $13.0 million for the three months ended June 30, 2025, as compared to $17.3 million for the three months ended June 30, 2024. The decrease of $4.3 million was primarily due to decreased employee compensation costs as a result of the reduction in workforce implemented in the third quarter of 2024 as well as decreased costs associated with the discontinuation of our losmapimod program, partially offset by increased costs related to the advancement of the Phase 1b PIONEER trial of pociredir.
•
G&A Expenses: General and administrative expenses were $6.8 million for the three months ended June 30, 2025, as compared to $10.2 million for the three months ended June 30, 2024. The decrease of $3.4 million was primarily due to decreased professional services costs as well as decreased employee compensation costs as a result of the reduction in workforce implemented in the third quarter of 2024.
•
Net Loss: Net loss was $17.3 million for the three months ended June 30, 2025, as compared to net income of $55.4 million for the three months ended June 30, 2024.

Updated Cash Runway Guidance

Based on its current operating plans, Fulcrum now expects that its current cash, cash equivalents, and marketable securities will be sufficient to fund its operating requirements into 2028.

About Fulcrum Therapeutics
Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on developing small molecules to improve the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s lead clinical program is pociredir, a small molecule designed to increase expression of HbF for the treatment of SCD. Fulcrum uses proprietary technology to identify drug targets that can modulate gene expression to treat the known root cause of gene mis-expression. For more information, visit www.fulcrumtx.com and follow us on Twitter/X (@FulcrumTx) and LinkedIn.

About Pociredir
Pociredir is an investigational oral small-molecule inhibitor of Embryonic Ectoderm Development (EED) that was discovered using Fulcrum’s proprietary discovery technology. Inhibition of EED leads to potent downregulation of key fetal globin repressors, including BCL11A, thereby causing an increase in HbF. Pociredir is being developed for the treatment of SCD. Initial data in SCD in the PIONEER Phase 1b clinical trial showed proof-of-concept and achieved absolute levels of HbF increases associated with potential overall patient benefit. Through the completion of the 12 mg dose cohort, pociredir was demonstrated to be generally well-tolerated in people with SCD with up to three months of exposure, with no treatment-related serious adverse events reported. Pociredir has been granted FDA Fast Track designation and Orphan Drug Designation for the treatment of SCD. To learn more about clinical trials of pociredir please visit ClinicalTrials.gov.

About Sickle Cell Disease
SCD is a genetic disorder of the red blood cells caused by a mutation in the HBB gene. This gene encodes a protein that is a key component of hemoglobin, a protein complex whose function is to transport oxygen in the body. The result of the mutation is less efficient oxygen transport and the formation of red blood cells that have a sickle shape. These sickle shaped cells are much less flexible than healthy cells and can block blood vessels or rupture cells. People with SCD typically suffer from serious clinical consequences, which may include anemia, pain, infections, stroke, heart disease, pulmonary hypertension, kidney failure, liver disease, and reduced life expectancy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, including express or implied statements regarding Fulcrum’s Phase 1b PIONEER clinical trial of pociredir, including planned data announcement for such trial; the potential of pociredir to increase HbF to levels that could ameliorate symptoms of SCD and transform the standard of care; Fulcrum’s ability to progress its early stage development programs and planned IND filings related thereto; and its projected cash runway, among others. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Fulcrum’s ability to continue to advance its product candidates in clinical trials; initiating and enrolling clinical trials on the timeline expected or at all; obtaining and maintaining necessary approvals from the FDA and other regulatory authorities; replicating in clinical trials positive results found in preclinical studies and/or earlier-stage clinical trials; obtaining, maintaining or protecting intellectual property rights related to its product candidates; managing expenses; realizing the anticipated benefits of the workforce reduction and strategic realignment and managing risks associated therewith; and raising the substantial additional capital needed to achieve its business objectives, among others. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Fulcrum’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in Fulcrum’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Fulcrum’s views as of the date hereof and should not be relied upon as representing Fulcrum’s views as of any date subsequent to the date hereof. Fulcrum anticipates that subsequent events and developments will cause Fulcrum’s views to change. However, while Fulcrum may elect to update these forward-looking statements at some point in the future, Fulcrum specifically disclaims any obligation to do so.

Fulcrum Therapeutics, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2025	December 31, 2024
Cash, cash equivalents, and marketable securities	$214,111	$241,021
Working capital(1)	210,388	238,879
Total assets	228,838	260,718
Total stockholders’ equity	214,378	243,034

(1) Fulcrum defines working capital as current assets minus current liabilities.

Fulcrum Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	—	80,000	—	80,000
Operating expenses:
Research and development	12,987	17,261	26,391	37,034
General and administrative	6,828	10,247	13,827	20,308
Total operating expenses	19,815	27,508	40,218	57,342
(Loss) income from operations	(19,815)	52,492	(40,218)	22,658
Other income, net	2,519	2,917	5,267	5,881
Net (loss) income	$(17,296)	$55,409	$(34,951)	$28,539
Net (loss) income per share, basic	$(0.28)	$0.89	$(0.56)	$0.46
Net (loss) income per share, diluted	$(0.28)	$0.87	$(0.56)	$0.45
Weighted-average common shares outstanding, basic	62,544	62,205	62,506	62,095
Weighted-average common shares outstanding, diluted	62,544	63,587	62,506	63,684

Contact:

Alan Musso

Chief Financial Officer

amusso@fulcrumtx.com